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                                                                    EXHIBIT 10.2

                 AMENDED AND RESTATED OMNIBUS SERVICES AGREEMENT

         THIS AGREEMENT is entered into by and among Gen-Net Lease Income Trust, Inc., a Michigan corporation (the "Company") and Genesis Financial Group, Inc., a Michigan corporation ("Genesis").

                               W I T N E S S E T H

         WHEREAS, the Company is offering shares of common stock to the public pursuant to a registered prospectus (the "Prospectus");

         WHEREAS, the Prospectus provides that various services will be furnished to the Company by Genesis and these services and the compensation terms to be paid by the Company are generally described in the Prospectus; and

         WHEREAS, the parties have resolved to enter into this Agreement to describe in greater detail the services to be provided and the terms of compensation for such services.

         NOW THEREFORE, the parties covenant and agree as follows:

         1.       Property Acquisition Services.

                  (a) Genesis shall locate prospective acquisition properties for the Company that meet the acquisition criteria established in the Prospectus; investigate the purchase terms and all material aspects and characteristics of the proposed acquisition property; negotiate with the seller the proposed acquisition terms; engage legal counsel; oversee preparation of and review the purchase documentation and monitor the closing for the purchased property to insure that all acquisition terms are satisfied and that all acquisition requirements set forth in the Prospectus have been met in all material respects. In performing the foregoing activities, Genesis shall be subject to the direction of the Company and the Company shall have final approval of all final actions and agreements.

                  (b) The compensation to be received by Genesis shall be
                      reasonable and shall be payable only for services actually rendered directly or indirectly and subject to the following conditions:

                      (i) The total of all such compensation paid to everyone involved in the acquisition transaction by the Company and/or any other person shall be deemed to be presumptively reasonable if it does not exceed the lesser of such compensation customarily charged in arm's length transactions by others rendering similar circumstances as an on-going public activity in the same geographical location and for comparable property or an amount not to exceed 4 percent of the property purchase price.

                      (ii) The limitations imposed above shall be complied with at all times.


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                  (c) Within 30 days after completion of the last acquisition,
                      Genesis shall cause to be forwarded to the appropriate state securities commissioners, including California, a schedule, verified by a duly authorized officer under penalty of perjury, reflecting:

                      (i)   each property acquisition made;

                      (ii)  the purchase price paid; and

                      (iii) the aggregate of all acquisition fees paid on each
                            transaction.

                  (d) In the event that an investment opportunity becomes
                      available which is suitable for both the Company and a public or private entity with which Genesis or its affiliates are affiliated for which both entities have sufficient uninvested funds, then the entity which has had the longer period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. In determining whether or not an investment opportunity is suitable for more than one program, Genesis will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program's investments by types of properties and geographic area, and on diversification of the tenants of its properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Genesis and its affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, Genesis has the right to agree that the other entity affiliated with Genesis or its affiliates may make the investment.

         2.       Property Disposition Services

                  (a) Genesis shall locate purchasers of the Company properties pursuant to the disposition criteria established by the Company; negotiate with the purchaser the proposed sale terms; engage legal counsel; oversee preparation of sale documentation and monitor the closing of the transaction. In performing all of the foregoing activities, Genesis shall be subject to the direction of the Company and the Company and the Company shall have final approval of all final actions and agreements.

                  (b) Genesis shall be entitled to receive, in the aggregate, a real estate commission upon the sale of Company properties if it provides substantial real estate brokerage services in connection with such sale, provided the aggregate compensation does not exceed an amount equal to a competitive real estate commission but in any event not to exceed 3 percent of the contract price for the sale of the property.


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                  (c) The total commission paid to all persons for the sale of a
                      Company property shall be limited to an amount which does not exceed a competitive real estate commission but in any event not to exceed four percent (4%) of the contract price for the sale of the property.

         3.       Administrative Services.

                  (a) Genesis or its affiliate may provide administrative
                      services to the Company necessary for its prudent operation, including transfer agent support. Such services may include computer, secretarial, correspondence, reception, copying, telecopying, similar office functions and activities.

                  (b) For providing such services, Genesis shall be paid monthly a fee of 3 percent of the gross rental revenues of the properties, such fee to be reviewed and approved by a majority of the Company's directors including a majority of its Independent Directors prior to becoming effective. In no event shall Genesis be paid a fee for its services which shall exceed the price that would be charged by unaffiliated persons rendering similar services in the same geographic location. Genesis shall also be entitled to be reimbursed for its actual out-of-pocket costs and expenses incurred on behalf of the Company in performing its services hereunder. "Costs" may include an allocable share of the administrative overhead expense incurred by Genesis or its affiliate in furnishing the said services, provided that such overhead allocation shall be verified according to the provisions set forth in paragraph 3(e) above.

                  (c) In connection with providing such services Genesis
                      represents that it has currently the key staff personnel and can acquire supporting staff personnel as may be necessary depending on the number of Shareholders in the Company to provide the services referred to in paragraph 3(a) above.

                  (d) Genesis further represents that it has previously engaged in the business of rendering such services independently as an ordinary and ongoing business on behalf of other affiliated companies or partnerships.

                  (e) In connection with the annual report to investors the
                      Company shall cause its independent auditors to verify that general and administrative overhead incurred by Genesis which is not directly attributable to the rendering of services authorized by this paragraph are not being charged to the Company. The method of verification shall at a minimum provide:

                      (i) a review of the time records of individual employees, the cost of whose services were reimbursed; and

                      (ii) a review of the specific nature of the work performed by each employee.

         4.       Property Management.

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                  (a) The Company's properties will be managed by Genesis as is necessary for the prudent operation of the Company's properties. Presently, Genesis has an adequate staff to be able to render such services to the Company which it utilizes in the conduct of its business.

                  (b) Property management services will include providing
                      leasing services, assisting in negotiating leases, providing monthly property reports, collecting, depositing and accounting for rents, periodically verifying tenant payments of real estate taxes and insurance premiums and periodic inspection of properties and tenants' sales receipts records, where applicable under the leases.

                  (c) For providing such services, Genesis shall be paid monthly a fee of 3 percent of the gross rental revenues of the properties, such fee to be reviewed and approved by a majority of the Company's directors including a majority of its Independent Directors prior to becoming effective. In no event shall Genesis be paid a fee for its services which shall exceed the price that would be charged by unaffiliated persons rendering similar services in the same geographic location. Genesis shall also be entitled to be reimbursed for its actual out-of-pocket costs and expenses incurred on behalf of the Company in performing its services hereunder. "Costs" may include an allocable share of the administrative overhead expense incurred by Genesis or its affiliate in furnishing the said services, provided that such overhead allocation shall be verified according to the provisions set forth in paragraph 3(e) above.

         5.       Sale of Goods.

                  Genesis agrees that under no circumstances will it or any affiliate sell any goods to the Company. In the event that Genesis or any Genesis affiliate acquires goods for the Company for which it seeks reimbursement, such reimbursement shall be for the actual cost of the goods acquired and only to the extent used by the Company.

         6.       Contract Term, Amendment and Termination.

                  (a) This Agreement shall commence on the date it is signed by both parties and continue for a period of 12 months thereafter. It will automatically renew for successive 12 month periods unless terminated pursuant to subparagraph
                      (c) below.

                  (b) This Agreement shall not be amended or modified in any material respect except by a majority vote of the Board of Directors of the Company including a majority of the Company's Independent Directors.

                  (c) This Agreement may be terminated by either party without penalty on 60 days' prior written notice to the other party.

         7.       Miscellaneous.

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                  (a) This Agreement shall be enforced and construed in
                      accordance with the laws of the State of Michigan.

                  (b) At all times while performing its obligations under this
                      Agreement, Genesis shall be under the direction of the Company, its officers and/or Directors, who shall have final approval of authority on all of Genesis' activities. Further, nothing in this Agreement is intended to vest in Genesis the responsibility for directing or performing the day-to-day business affairs of the Company, which shall at all times remain the obligation of the Company's officers and Directors as the case may be. The parties specifically intend that Genesis shall not be an "Advisor" of the Company as that term is defined in the NASAA Statement of Policy Regarding Real Estate Investment Trusts.

                  (c) If any provision of this Agreement is in conflict with any provision of the Company's Bylaws or Prospectus dated October 10, 2002, or the blue sky rules applicable to real estate programs, such provisions shall be null and void and the remainder of the Agreement shall remain in full force and effect.

                  (d) This Agreement shall terminate, unless terminated sooner by a default hereunder or by other terms of the agreement, at such time as the Company is liquidated and terminated pursuant to the terms of the Company's Articles of Incorporation.

         Entered into by and between the parties hereto as of the _____ day of December, 2002.

                                                Gen-Net Lease Income Trust, Inc.



                                           By:__________________________________
                                                Jerry D. Bringard, President


                                                Genesis Financial Group, Inc.



                                           By:__________________________________
                                                D. James Barton, President

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